Exhibit 10.1

[*] = Certain information in this document has been excluded as such information is not material and is the type of information that Everspin treats as private or confidential.

STT-MRAM JOINT DEVELOPMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of October 17 2014 (“Effective Date”) by and between:

Everspin Technologies, Inc., a corporation under the laws of Delaware, having an office at 1347 North Alma School Road, Suite 220 Chandler, Arizona 85224 and

GLOBALFOUNDRIES Inc., a Cayman Islands corporation, having an address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Individually Everspin or GLOBALFOUNDRIES are referred to in this Agreement as a “Party” whereas collectively Everspin and GLOBALFOUNDRIES are referred to in this Agreement as the “Parties”.

WHEREAS Everspin is engaged in, among other things, the research, design, and development of MRAM products and related semiconductor manufacturing processes;

WHEREAS GLOBALFOUNDRIES is engaged in, among other things, the research, design, and development of semiconductor manufacturing processes, and the manufacture of semiconductor products for customers;

WHEREAS the Parties wish to engage in joint development of 40nm STT-MRAM process technology and joint development of Embedded STT-MRAM Devices and Discrete STT-MRAM Devices and associated process technology for 28nm and smaller nodes, under the terms and conditions set forth herein and in the respective Statement(s) of Work (each attached hereto as an exhibit);

WHEREAS the Parties agree that the terms and conditions of a production agreement, including pricing and quantities shall be the subject of a distinct and separate agreement and are not included in the subject matter of this Agreement but shall be captured in a separate manufacturing agreement;

WHEREAS the Parties agree that the terms and conditions associated with GLOBALFOUNDRIES equity investment in Everspin, including pricing and quantities shall be the subject of a distinct and separate agreement and are not included in the subject matter of this Agreement but shall be captured in a separate equity agreement, (the “Equity Agreement”);

Sheet 1 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

NOW THEREFORE the Parties further agree as follows:

1. Development Period

1.1

The term of this Agreement shall have a period lasting four (4) years from the Effective Date; provided, however, that if the term of a duly executed Statement of Work extends beyond the term of this Agreement, this Agreement shall end when such Statement of Work is completed, expires or is terminated.

1.2	During the term of this Agreement, the Parties shall collaborate and cooperate with each other in good faith performance of the Joint Development Work (as defined below).

2. Steering Committee and Program Managers

2.1

The Parties agree to establish a management group comprising an equal number of employees (at least 2) of each Party (the “Steering Committee”) to oversee each project and to define a regular review process for the Parties’ executive management teams. The reviews shall be held on no less than a quarterly basis and are to include an overall progress report to be prepared by the Program Managers who will be identified in the respective Statement of Work. The Steering Committee will be responsible for establishing and agreeing on a Business Plan and be responsible for updating the Business Plan as needed, including approving any increases in Project Costs. All decisions of the Steering Committee must be unanimous.

2.2

The Parties each agree to appoint a representative employee (the “Program Manager”) to manage, perform, and monitor the overall Joint Development Work and to resolve any conflicts between the Parties relative to any technical matters contemplated by this Agreement and relative to allocation of work efforts. The Program Managers shall be responsible for the exchange of information as defined in Section 5 below.

2.3

The Program Managers and Steering Committee members appointed by each Party shall be as set forth in the respective Statement of Work attached hereto. Each Party, in its sole discretion, may replace any of its Program Managers or Steering Committee members appointed by such Party and will provide as much prior written notice as reasonably possible thereof to the other Party.

Sheet 2 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

2.4

Any disagreements between GLOBALFOUNDRIES and Everspin with respect to this Agreement and respective Statements of Work will first be discussed by the Program Managers. If a resolution cannot be reached within fifteen (15) days, the matter will be escalated to the Steering Committee for resolution. If resolution is not reached by the Steering Committee within fifteen (15) days thereafter, the matter will be turned over to a designated senior executive from each Party for resolution; provided, however, that if the Parties are unable to agree on a particular process or design to be developed in an SOW, or should they disagree as to continued development of a process or design that was previously selected, [*] shall be [*]; provided [*], and provided further that [*]. If, after all the aforementioned steps for escalation have been taken and a resolution cannot be reached, the matter will be decided by the process outlined in Section 15.5.

3. Joint Development Cost and Responsibility

3.1

The Parties agree that Exhibit B constitutes the initial Business Plan including projected Project Costs for each anticipated Statement of Work as of the Effective Date. Material changes to the Business Plan, including to projected Project Costs, require the mutual agreement of the Parties.

3.2

Except where otherwise agreed to in the Agreement, in a duly executed Statement of Work or separately in writing, the Parties agree to equally share the Project Costs incurred during the execution thereof, not to exceed those set forth in the Business Plan without mutual agreement.

3.3	[*] the cost of the [*] to be used for [*]. Such [*]; provided, however, [*] if appropriate. Any agreed upon [*] will be cost-shared as a Project Cost.
3.4

Within sixty (60) days after the end of the first three (3) calendar quarters after the Effective Date, and within thirty (30) days after the end of the calendar quarters thereafter, the Program Manager of each Party shall submit a report to the Program Manager of the other Party (or their designees as mutually agreed upon) setting forth (a) the incurred Project Costs for the preceding quarter and (b) a forecast of the Project Costs with respect to the then-current quarter and the following quarter. After submission of such report, the Party that has incurred [*] Project Costs shall issue an invoice to the other Party for [*] for the preceding quarter. The invoiced party shall pay the other Party the undisputed amount stated in each such invoice no later than forty-five (45) days following receipt.

3.5

Except where otherwise agreed to in this Agreement, in the relevant SOW or separately in writing, as related to the performance of the Joint Development Work, each Party shall respectively be responsible for, and shall bear: (a) all of its own costs and expenses other than Project Costs; and, for avoidance of doubt, (b) all responsibility, and fully loaded costs and expenses for personnel it uses.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

3.6

If the Parties mutually agree in writing to have Everspin or GLOBALFOUNDRIES dispatch its engineers and/or its technicians to the other Party’s facilities, the hosting Party shall provide such visiting personnel with reasonable office accommodations and access to equipment and tools as reasonably necessary for the Joint Development Work, consistent with such Party’s own workplace standards for its own employees, at no cost to the visiting Party; provided that such engineers and technicians shall comply with all applicable workplace rules, confidentiality, safety and security policies, rules and regulations applied by the hosting Party in accordance with the terms and conditions set forth in Section 18 and Section 19.

3.7

Upon mutual agreement by the Parties, Everspin can pay all or some portion of their share of the Project Costs, invoiced according to Section 3.2 above, in the form of shares of common stock in Everspin pursuant to the terms and conditions of the Equity Agreement (“Pay by Stock” or “Payment by Stock”). For clarity, Everspin shall have no obligation to Pay by Stock and GLOBALFOUNDRIES shall have no obligation to accept Payment by Stock. The number of shares of common stock to be issued shall be agreed upon by the Parties at the time such Project Costs payments are due and shall be based on reasonable valuation methodologies; provided, however, that the valuation of Everspin stock shall not be valued at less than [*]. The Parties will discuss the timing of the payment dates for the Project Costs and issue date of the shares of common stock if such Project Costs will be paid in common stock and any such agreement will be captured in a supplement to the Equity Agreement. Everspin will provide GLOBALFOUNDRIES with written notice within fourteen days of receipt of the respective Project Cost invoice if it desires to Pay by Stock, and GLOBALFOUNDRIES will respond to such notice within thirty (30) days, indicating whether it wishes to accept Payment by Stock. No invoice for Project Costs under this Agreement shall be deemed to be overdue while the Parties are discussing Payment by Stock for such invoice.

3.8

For avoidance of doubt, Project Costs do not include any [*], the payment of which will be determined by the terms and conditions of the MA. For purposes of clarification, Project Costs do include those associated with or related to [*].

Sheet 4 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

4. Definitions for Purposes of this Agreement

4.1

“Affiliate” of a Party means any entity that now or hereafter, directly or indirectly, controls, is controlled by, or is under common control with, either Party. The term “control” (including the terms “controlled by” and “under common control with”) means ownership of more than fifty percent 50% of the (i) outstanding shares or securities that represent the right to vote for the entity’s managing authority or (ii) ownership interest representing the right to (a) make the decisions for such entity, or (b) vote for, designate, or otherwise select members of the highest governing or decision making body, managing body or authority of such entity. An entity shall be deemed to be an Affiliate only so long as such ownership or control exists.

4.2

“Background IP” of a Party means Intellectual Property that is already established (i.e., owned or controlled) by such Party as of the Effective Date or is developed or acquired by such Party outside the scope of the Joint Development Work during the term of the Agreement.

4.3

“Business Plan” means (collectively) (a) the business plan for the Statements of Work(s) agreed to by the Parties and (b) the annual operating plan including projected Project Costs for each Statement of Work.

4.4

“Confidential Information” means all non-public and/or proprietary information and technical information (including, but not limited to, the terms of this Agreement including those set forth in a valid SOW) disclosed or generated during the term of this Agreement by either Party pursuant to this Agreement, whether disclosed in oral, written, graphic, machine recognizable (including computer programs or data bases), model or sample form, or any derivation thereof, provided that all Project Results shall be considered Confidential Information and any Confidential Information shall be clearly marked as confidential or with words of similar importance, or, if disclosed orally or in other intangible forms, shall be identified as being Confidential Information at the time of disclosure and reduced to writing within 15 days after such disclosure. However, “Confidential Information” does not include information:

4.4.1	of which the receiving Party (“Recipient”) was rightfully in possession prior to disclosure, as evidenced by appropriate documentation;

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

4.4.2	independently developed by employees and/or Consultants of Recipient who have not received any relevant information provided by the disclosing Party (“Provider”) hereunder;
4.4.3	Recipient rightfully receives from a third party not owing a duty of confidentiality to Provider;
4.4.4	that becomes publicly available without fault of Recipient; or
4.4.5

whose disclosure is required by order of a court or governmental authority, but only to the extent required and provided that Provider shall have been given timely notice by Recipient of such requirement and that Recipient shall cooperate with Provider to limit the scope and effect of such order.

4.5	“Consultants” of a Party means consultants, agents, representatives, partners, subcontractors and the like who are engaged by a Party to perform Joint Development Work on behalf of that Party.
4.6	“Customer” means third parties that are evaluating or utilizing GLOBALFOUNDRIES for the manufacture of STT-MRAM Devices in the form of wafers for such third party’s use or sale.
4.7

“Design Information” means the portion of the Project Results that are (i) the design libraries, standard cells or memory compilers, (ii) design information within a design kit used in the design and manufacture of STT-MRAM Devices, and/or (iii) chip designs embodied in test chips or test vehicles used solely to test and qualify the Joint Development Work.

4.8

“Discrete STT-MRAM Devices” means integrated circuit devices (i) having STT-MRAM memory cells thereon and (ii) whose primary function is memory storage, wherein the memory cells of the STT-MRAM are either In-Plane STT-MRAM or Perpendicular STT-MRAM.

4.9

“Embedded STT-MRAM Devices” means integrated circuit devices (i) having STT-MRAM memory cells thereon and (ii) whose primary function is not memory storage, wherein the memory cells of the STT-MRAM are either In-Plane STT-MRAM or Perpendicular STT-MRAM.

4.10

“Everspin IP” means Foreground IP that is: (i) created, made, conceived or reduced to practice solely by Everspin or their respective Consultants during the term of this Agreement and in the performance of this Agreement and (ii) any Joint Invention allocated to Everspin through the Invention Allocation Procedure.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

4.11	“Everspin” means Everspin Technologies, Inc., and its Affiliates.
4.12

“Exclusivity Period” means for Discrete STT-MRAM Devices and Embedded STT-MRAM Devices, the time period from the Effective Date until three (3) years after the M6 Qualification of such STT-MRAM Device for the respective technology node, but in no event longer than four (4) years from the completion of the relevant Statement of Work under which the STT-MRAM Device was developed.

4.13

“Foreground IP” means Intellectual Property that may be either solely or jointly created, made, conceived or reduced to practice by the Parties or their respective Consultants during the course of and as part of the Joint Development Work that results from the Joint Development Work contemplated by, set forth in, and/or performed under, this Agreement including any Statements of Work during the term of this Agreement and in the performance of this Agreement. Foreground IP shall not include Background IP.

4.14

“GLOBALFOUNDRIES IP” means Foreground IP that is: (i) created, made, conceived or reduced to practice solely by GLOBALFOUNDRIES or their respective Consultants during the term of this Agreement and in the performance of this Agreement and (ii) any Joint Invention allocated to GLOBALFOUNDRIES through the Invention Allocation Procedure.

4.15	“GLOBALFOUNDRIES” means GLOBALFOUNDRIES Inc. and its Affiliates.
4.16	“In-Plane STT-MRAM” means STT-MRAM technology where the pinned and free layer field orientation is within the plane of these layers.
4.17

“Intellectual Property” means discoveries; ideas; drawings; improvements; inventions; know-how; knowledge; processes; products; trade secrets; copyrights; patents; maskworks or other intellectual property, whether patentable or not.

4.18

“Invention Allocation Procedure” means the procedure set forth in Exhibit A for allocating a Joint Invention, and title to all patent applications filed thereon and all patents issued thereon, to either Everspin or GLOBALFOUNDRIES.

4.19	“Joint Development Work” means all development work contemplated by this Agreement and carried out under a Statement of Work.
4.20

“Joint Invention” means, with respect to the JOINT IP, each invention, discovery, design, and improvement conceived or first actually reduced to practice jointly by one or more employees or Consultants of GLOBALFOUNDRIES with one or more employees or Consultants of Everspin for which a written invention disclosure has been submitted to a Party’s legal department.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

4.21

“JOINT IP” means all Foreground IP which does not fall under the definition of either GLOBALFOUNDRIES IP or Everspin IP, wherein GLOBALFOUNDRIES and Everspin and/or their Consultants both made substantial contributions to its development. Where a layout, circuit design, product, technique, material, structure, method or process consists of multiple parts, elements or steps, each of which is capable of being subject to a claim of ownership, each such part, element or step will be analyzed separately to determine if it constitutes JOINT IP.

4.22

“M6 Qualification” means, for a respective STT-MRAM Device, the yield, process and reliability demonstration on an integrated process test chip, as defined for the qualification in GLOBALFOUNDRIES Facilities for production in limited volumes. Such qualification includes passing intrinsic and circuit level reliability, yield metrics including D0 targets, and process design kit maturity.

4.23

“MA” means the manufacturing agreement between the Parties with an effective date of October 23, 2014 that governs the terms and conditions for wafers supplied to Everspin, including any amendments or attachments thereto.

4.24	“MRAM” means magnetoresistive random access memory.
4.25	“Perpendicular STT-MRAM” means STT-MRAM where the pinned and free layer field orientation is perpendicular to the plane of these layers.
4.26

“Project Costs” means the cost and related expenses (such as necessary shipping costs) of process consumables, including but not limited to chemicals, targets and gases that are consumed during the operation of the semiconductor manufacturing processes, wafers, test chips and reticle costs, to the extent utilized or incurred in connection with the Joint Development Work. For the avoidance of doubt, Project Costs do not include any portion of costs related to human resources.

4.27

“Project Result” means (a) any product, material, structure, layout, circuit design, method or process (i) developed pursuant to the Joint Development Work, and/or (ii) which is or uses Foreground IP and/or Everspin Background IP, and (b) all tangible and intangible results and items arising out of or constituting the results of the Joint Development Work, including, without limitation, all deliverables and documentation.

Sheet 8 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

4.28	“Specifications” means the technical and other specifications for the Joint Development Work agreed to by the Parties pursuant to a Statement of Work.
4.29

“Statement of Work” or “SOW” means the description of each joint development project which the Parties agree to pursue. Each Statement of Work will document various aspects of each development project, including but not limited to scope, expected results, deliverables, milestones, resource plan, schedule, Party responsibilities, project management plan and additional partners, if any. In order for a SOW to be valid, it shall be signed by an authorized representative of each Party.

4.30	“STT-MRAM Devices” means collectively Discrete STT-MRAM Devices and Embedded STT-MRAM Devices.
4.31	“STT-MRAM” means spin transfer torque MRAM technology.

5. Joint Development Work and Technology Transfer

5.1	The Parties will perform the Joint Development Work as collectively set forth in one or more Statement(s) of Work.
5.2

SOWs will include, but are not limited to, projects related to the development of Design Information and process technology for In-Plane STT-MRAM at the 40nm technology node and Perpendicular STT-MRAM at the 28nm technology node for STT-MRAM Devices.

5.3

The Parties recognize that owing to the research and development nature of the work to be undertaken, completing the Joint Development Work within the specified timeframe, scope or within the limits of financial support allocated cannot be guaranteed. The risk of success or failure of the Joint Development Work is shared by both Parties.

5.4

Subject to the execution of an applicable SOW within thirty (30) days of the Effective Date, within sixty (60) days of the Effective Date, Everspin shall deliver to GLOBALFOUNDRIES the technical materials, training, services and assistance related to [*] (Project 1) (“Technical Transfer”). To the extent not already adapted by Everspin prior to the Effective Date, the Parties will adapt such process to enable [*] pursuant to the terms of the MA. The Technical Transfer will include Everspin engineers on-site at GLOBALFOUNDRIES premises and GLOBALFOUNDRIES engineers on-site at Everspin premises, for the number of weeks set forth in an SOW or as agreed by the Program Managers. The names and skill sets for such engineers shall be defined in an SOW, and subject to the terms in Section 18.

Sheet 9 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

6. Ownership of IP Rights

6.1

Everspin shall solely own all right, title and interest in the Everspin IP, including the right to sublicense Everspin IP to third parties, with no obligation to account to GLOBALFOUNDRIES for the use of such Everspin IP, except as otherwise provided in this Agreement.

6.2

GLOBALFOUNDRIES shall solely own all right, title and interest in the GLOBALFOUNDRIES IP, including the right to sublicense GLOBALFOUNDRIES IP to third parties, with no obligation to account to Everspin for the use of such GLOBALFOUNDRIES IP, except as otherwise provided in this Agreement.

6.3

Other than Joint Inventions, all JOINT IP shall be jointly owned by GLOBALFOUNDRIES and Everspin, each to have an equal and undivided interest therein. Except as otherwise provided in this Agreement, neither Party is required to obtain the consent, joinder or participation of, or account or make payment to, the other Party when disclosing, using, licensing or otherwise exploiting such JOINT IP. The Parties agree that, in the case where such JOINT IP is: (a) a copyrighted work, the work was intended to be jointly owned and that each Party intended its contributions to such work to be merged into inseparable or interdependent parts of a unitary whole; and (b) protected by the Semiconductor Chip Protection Act, the work was intended to be jointly owned and that each Party intended its contributions to such work to be merged into inseparable or interdependent parts of a unitary whole.

6.4

The Parties agree that each Joint Invention, and title to all patent applications filed thereon and all patents issued thereon, shall be allocated to either Everspin or GLOBALFOUNDRIES in accordance with the Invention Allocation Procedure, such that either Everspin or GLOBALFOUNDRIES (the “Allocated Party”) shall solely own such Joint Invention and all patent rights with respect to such Joint Invention and all patent applications filed, and all patents issued, on such Joint Invention. To the extent that a Party has or acquires any ownership interest in a Joint Invention allocated to the Allocated Party, such Party hereby assigns to the Allocated Party all of its right, title, and interest in and to the Joint Invention and all Intellectual Property rights therein.

Sheet 10 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

6.5

Each Party agrees to use commercially reasonable efforts to cooperate with the other Party, if requested, including, without limitation, in preparing Joint Invention documents in accordance with the Invention Allocation Procedure.

6.6

The usual and reasonable costs of disclosure, preparation, filing, assignment, prosecution, grant/issue, maintenance, licensing, litigation, enforcement and the like of any Joint Invention, including any related patent application and/or patent will be the responsibility of the Allocated Party.

6.7

Each Party agrees that each and every individual participating in the Joint Development Work shall either be an employee or Consultant acting under a valid and enforceable agreement pursuant to which such employee or Consultant has either (i) assigned and or (ii) granted a license (including a right to sublicense) to all proprietary rights to Intellectual Property developed during the term of such employment or consultancy to such Party.

7. Foreground IP

7.1	Subject to the terms and conditions hereof, GLOBALFOUNDRIES grants to Everspin a world-wide, non-exclusive, non-transferable, royalty-free, perpetual license under the GLOBALFOUNDRIES IP to:
7.1.1

(a) design, have designed, develop, have developed, and manufacture (but not have manufactured) semiconductor products, and (b) use, sell, offer to sell, lease, import and otherwise dispose of such semiconductor products;

7.1.2

practice any improvement, process or method falling within the scope of the GLOBALFOUNDRIES IP, by itself or together with its Consultants, in connection with the exercise of the license set forth in Section 7.1.1 above;

7.1.3

grant sublicenses thereunder (to the extent contained in the Design Information) solely to its customers, contractors and IP providers/EDA vendors, and to such customers’ contractors and IP providers/EDA vendors (collectively, “Everspin Sublicensees”), the sublicenses so granted to be of scope that includes only the GLOBALFOUNDRIES IP that is necessary to design, develop and test, or assist Everspin or Everspin customers with designing, developing and testing, STT-MRAM Devices to be manufactured solely by GLOBALFOUNDRIES, and that restricts such Everspin

Sheet 11 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

Sublicensees from using such GLOBALFOUNDRIES IP for any purposes other than designing, developing and testing, or assisting Everspin or Everspin customers with designing, developing and testing, such STT-MRAM Devices; and

7.1.4	except as otherwise provided herein, retain revenues derived from the exercise of the foregoing licenses without any obligation to account to GLOBALFOUNDRIES.
7.2

Subject to the terms and conditions hereof, Everspin grants to GLOBALFOUNDRIES a world-wide, non-exclusive, non-transferable, royalty-free (except as stated in Section 17), perpetual license under the Everspin IP to:

7.2.1

(a) design, have designed, develop, have developed, and manufacture (but not have manufactured) semiconductor products, and (b) use, sell, offer to sell, lease, import and otherwise dispose of such semiconductor products;

7.2.2

practice any improvement, process or method falling within the scope of the Everspin IP, by itself or together with its Consultants, in connection with the exercise of the license set forth in Section 7.2.1 above;

7.2.3

grant sublicenses thereunder (to the extent contained in the Design Information) to its Customers, contractors and IP providers/EDA vendors, and to such customers’ contractors and IP providers/EDA vendors (collectively, “GLOBALFOUNDRIES Sublicensees”), the sublicenses so granted to be of scope that includes only the Everspin IP that is necessary to design, develop and test, or assist GLOBALFOUNDRIES or GLOBALFOUNDRIES Customers with designing, developing and testing, STT-MRAM Devices to be manufactured solely by GLOBALFOUNDRIES, and that restricts such GLOBALFOUNDRIES Sublicensees from using such Everspin IP for any purposes other than designing, developing and testing, or assisting GLOBALFOUNDRIES or GLOBALFOUNDRIES Customers with designing, developing and testing, such STT-MRAM Devices; provided that during the Exclusivity Period for any STT-MRAM Device, no sublicense granted pursuant to this Section 7.2.3 shall include the ability for the third party to design and develop STT-MRAM cores without becoming an Everspin licensee; and

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

7.2.4	except as otherwise provided herein, retain revenues derived from the exercise of the foregoing licenses without any obligation to account to Everspin.
7.3

With respect to the GLOBALFOUNDRIES IP, JOINT IP and the licenses granted to GLOBALFOUNDRIES in Section 7.2, the ability for GLOBALFOUNDRIES to utilize, disclose, license or sublicense Foreground IP for the purpose of designing, developing and manufacturing Discrete STT-MRAM Devices shall solely be to enable the manufacture of such devices for Everspin, Everspin’s customers and/or Everspin licensees at GLOBALFOUNDRIES. Any such Discrete STT-MRAM Devices manufactured and sold by GLOBALFOUNDRIES to Everspin pursuant to the MA, to Everspin’s customers or to Everspin licensees shall not be deemed a Royalty Wafer as defined in Section 17.1.

7.3.1

Upon GLOBALFOUNDRIES’ request, Everspin agrees to negotiate in good faith, a license under commercially reasonable terms, to Everspin IP, JOINT IP, and Everspin Background IP contained in the Design Information with a third party Customer that engages GLOBALFOUNDRIES to manufacture Discrete STT-MRAM Devices; such licenses to be of a scope that permits the Customer to design, develop and/or have Discrete STT-MRAM Devices manufactured at GLOBALFOUNDRIES.

7.4

Provided [*], the Parties understand and agree that any Everspin product that contains or embodies any GLOBALFOUNDRIES IP, Everspin IP or JOINT IP shall be manufactured solely by GLOBALFOUNDRIES during the Exclusivity Period for such STT-MRAM Devices. After the expiration of such Exclusivity Period, upon Everspin’s request, GLOBALFOUNDRIES agrees to negotiate in good faith a fee-bearing and/or royalty-bearing, have-made license to Everspin under the GLOBALFOUNDRIES IP. After the expiration of such Exclusivity Period, upon GLOBALFOUNDRIES’ request, Everspin agrees to negotiate in good faith a fee-bearing and/or royalty-bearing, have-made license to GLOBALFOUNDRIES under the Everspin IP.

7.4.1

Only in the event that the MA is terminated due to a material breach by GLOBALFOUNDRIES, GLOBALFOUNDRIES grants to Everspin a royalty-free license under GLOBALFOUNDRIES IP to have Discrete STT-MRAM Devices made and Everspin shall be released from the disclosure restrictions associated with the Exclusivity Period under Section 7.8 only as necessary to enable the manufacture of STT-MRAM Devices for Everspin.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

7.4.2

In the event that, prior to the expiration of the relevant Exclusivity Period, the Parties mutually agree (acting in good faith) that, under the circumstances, business requirements for Everspin STT-MRAM Devices manufactured by GLOBALFOUNDRIES necessitate additional manufacturing capacity (including, but not limited to, a need (i) to satisfy unmet additional demand or (ii) for a second source), the Parties will meet and discuss options to license and/or sublicense the JOINT IP, Everspin IP and/or GLOBALFOUNDRIES IP to another foundry. Such license or sublicense, if any, shall be negotiated in good faith and include a scope that is limited to only the JOINT IP, Everspin IP and/or GLOBALFOUNDRIES IP that is necessary to manufacture such STT-MRAM Devices for Everspin. The Parties shall [*] associated with the ability to use such JOINT IP, Everspin IP and/or GLOBALFOUNDRIES IP.

7.5

Upon a Party’s written request, GLOBALFOUNDRIES and Everspin agree to negotiate, in good faith, a broader sublicense grant for third party use under the Everspin IP, GLOBALFOUNDRIES IP and/or JOINT IP, where such grant shall be subject to mutually agreed minimum license fees and/or royalty payments that will be shared between the Parties.

7.6

In addition to the other licenses granted in this Section 7, each Party grants to the other Party, during the term of the Agreement, a world-wide, royalty-free, non-exclusive, non-transferable, limited license, without the right to sublicense except as otherwise expressly provided herein, under the Everspin IP, GLOBALFOUNDRIES IP and/or Joint IP solely to the extent required for the other Party to perform the work allocated to it under the Agreement.

7.7

Subject to Everspin’s compliance with the non-disclosure and licensing restrictions corresponding to Background IP and Foreground IP as set forth herein, GLOBALFOUNDRIES shall not disclose, dispose of or license any Foreground IP to Everspin Competitors during the Exclusivity Period associated with the relevant STT-MRAM Device. For purposes of this Section 7.7, Everspin Competitors means Avalanche, Crocus, Cypress, Inston Inc., Spin Transfer Technologies, and TDK. The restriction in this Section 7.7 shall not apply after the Exclusivity Period associated with such Foreground IP has expired.

7.8

Subject to GLOBALFOUNDRIES’ compliance with the non-disclosure and licensing restrictions corresponding to Background IP and Foreground IP as set forth herein, Everspin shall not disclose, dispose of or license any Foreground IP to any foundry during the Exclusivity Period associated with the relevant STT-MRAM Device. For purposes of this Section 7.8, a

Sheet 14 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

foundry is an entity whose primary business is manufacturing semiconductor devices with a customer defined function or design implementing or utilizing entity’s process design rules, process design kit, and/or IP libraries designed for (whether by such entity or a third party) such entity’s manufacturing process, and provides such devices to its customers in wafer or die form, or a fully packaged solution. Everspin may disclose, dispose of or license Everspin IP to an entity that includes an operating unit, division, subsidiary, or the like which operates as a foundry (collectively “Secondary Business Unit”), provided Everspin shall not authorize or license such Secondary Business Unit to use in any way Everspin IP, nor disclose to or allow disclosures of Everspin IP to such Secondary Business Unit, during the Exclusivity Period associated with the relevant STT-MRAM Device. The restriction in this Section 7.8 shall not apply after the Exclusivity Period associated with such Foreground IP has expired.

7.9

Subject to the Parties compliance with the non-disclosure and licensing restrictions corresponding to Background IP and Foreground IP as set forth herein, neither Party may [*] during the Exclusivity Period associated with the relevant STT-MRAM Device except as reasonably necessary to (i) perform the Joint Development Work as a Consultant of GLOBALFOUNDRIES or Everspin or (ii) conduct proprietary research which would solely be for the benefit of the disclosing Party. The restriction in this Section 7.9 shall not apply after the Exclusivity Period associated with such Foreground IP has expired.

8. Background IP

8.1

Except as otherwise stated herein, each Party shall retain all right, title and interest in its respective Background IP, including the right to license and assign its rights therein. Except as expressly granted in this Agreement, including Sections 8.2, 8.3, and 8.4, nothing in this Agreement shall give either Party any rights, by license or otherwise, expressly, impliedly or otherwise, to the other Party’s Background IP, nor shall the sale, lease or other disposal by either Party of any products or processes covered by GLOBALFOUNDRIES IP, Everspin IP, and/or JOINT IP be construed as granting to the purchaser of such processes or products any license, express or implied, under any patents of either Party other than those included in GLOBALFOUNDRIES IP, Everspin IP, and/or JOINT IP. Other than the rights and licenses explicitly granted in this Agreement, each Party reserves all rights to its intellectual property and products.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

8.2

With respect to Background IP, each Party grants to the other Party, during the term of this Agreement, a world-wide, royalty-free, non-exclusive, non-transferable, limited license, without the right to sublicense, under such Party’s Background IP solely to the extent required for the other Party to perform the Joint Development Work allocated to it under an SOW.

8.3

With respect to Background IP, which Background IP is owned or controlled by Everspin and which Background IP pertains to the STT-MRAM technologies, including without limitation the semiconductor process enablement information to be developed and/or furnished in the course of performing the Joint Development Work under this Agreement, subject to GLOBALFOUNDRIES compliance with its payment obligations set forth in Section 17, Everspin hereby grants and will grant and will cause to be granted a world-wide, non-exclusive, non-transferable, perpetual, irrevocable license to GLOBALFOUNDRIES under such Background IP as needed for GLOBALFOUNDRIES to practice the Foreground IP to (i) design, develop, manufacture, use, sell, offer to sell, lease, import and otherwise dispose of Discrete STT-MRAM Devices for only Everspin, Everspin customers and licensees of Everspin, and (ii) design, have designed by GLOBALFOUNDRIES Sublicensees, develop, have developed by GLOBALFOUNDRIES Sublicensees, manufacture, use, sell, offer to sell, lease, import and otherwise dispose of Embedded STT-MRAM Devices that utilize Design Information, and (iii) design, develop and manufacture, but not sell or resell, non-production qualified wafers that utilize the Project Results. For purposes of clarification, nothing herein is intended, nor shall be construed, to be a license for GLOBALFOUNDRIES, a third party, or GLOBALFOUNDRIES with a third party, to use Everspin Background IP to design, develop, test, manufacture, use, sell, offer to sell, lease, import and/or otherwise dispose of products that are competitive with (a) Discrete STT-MRAM Devices of Everspin, Everspin customers or Everspin licensees, and/or (b) Royalty Wafers. Upon GLOBALFOUNDRIES’ request, Everspin agrees to negotiate in good faith a fee-bearing and/or royalty-bearing (to be agreed upon by the Parties) license to use the Everspin Background IP to design, develop, test, manufacture, use, sell, offer to sell, lease, import and/or otherwise dispose of semiconductor products (other than as provided for STT-MRAM Devices described in (i), (ii) and (iii) above) that utilize the Project Results; provided such use is not with a competitive product.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

8.4

With respect to Background IP, which Background IP is owned or controlled by GLOBALFOUNDRIES and which Background IP pertains to the STT-MRAM technologies to be developed and/or furnished in the course of performing the Joint Development Work under this Agreement, GLOBALFOUNDRIES hereby grants and will grant and will cause to be granted a world-wide, non-exclusive, non-transferable, royalty-free, perpetual license to Everspin under such Background IP as needed for Everspin to design, have designed by Everspin Sublicensees, develop, have developed by Everspin Sublicensees and test STT-MRAM Devices for manufacture solely at GLOBALFOUNDRIES.

9. Infringement

9.1

Each Party shall use commercially reasonable efforts to promptly notify the other Party in the event it becomes aware of a third party claim of infringement of any patent, trademark, maskwork right, copyright, trade secret or other proprietary interest arising from the use of the Background IP licensed in Section 8, GLOBALFOUNDRIES IP, Everspin IP and/or JOINT IP as contemplated in this Agreement and such Party becomes reasonably certain that such claim is attributable to such Background IP, GLOBALFOUNDRIES IP, Everspin IP and/or JOINT IP.

10. Compliance with Laws

10.1

GLOBALFOUNDRIES and Everspin and all persons furnished by either Party shall comply with the relevant federal, state, and local laws, ordinances, regulations and codes, including identification and procurement of required permits, certificates, approvals and inspections, in performance under this Agreement and each Party agrees to indemnify and hold the other Party harmless for any loss or damage that may be sustained by reason of its failure to do so.

10.2

In performing their respective obligations hereunder, GLOBALFOUNDRIES and Everspin and their respective employees and Consultants shall adhere to all applicable export laws and regulations, including but not limited to the U.S. Export Administration Regulations (“EAR”) and cooperate with one another in connection therewith. Pursuant to the EAR, certain controlled technology may be exported under an EAR license exception referred to as “TSR,” if the exporter obtains a written assurance. (See 15 CFR 740.6.) In accordance with the TSR requirements, for technology that is exported to a Party pursuant to the TSR license exception, each Party hereby certifies that, except pursuant to a license granted by the U.S. Department of Commerce Bureau of Industry and Security or as otherwise permitted pursuant to a License Exception under the EAR, a Party shall not (1) export, re-export or release any restricted technology, software, or any source code it receives from the other to a national of a country in Country Groups D:1 or E:1, or (2) export to Country Groups

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

D:1 or E:1 the direct product of such technology or software, if such foreign produced direct product is subject to national security controls as identified on the Commerce Control List (Supplement 1 to Part 774 of the EAR). These export requirements shall survive any expiration or termination of this Agreement.

11. Confidentiality

11.1

The Parties agree to use Confidential Information only for the purposes of this Agreement and/or the purpose of the relevant Statements of Work as the case may be. It is agreed that the transfer of Confidential Information shall not be construed as a grant of any right or license with respect to the Confidential Information delivered except as set forth herein. For the avoidance of doubt, except as otherwise expressly stated herein, neither Party may disclose the other Party’s Background IP for any reason or purpose except to the extent required for a Party to perform the work allocated to it under the Agreement and to manufacture STT-MRAM Devices at GLOBALFOUNDRIES as provided under the Agreement. The Parties agree to use firewalls and password protection to limit access to Confidential Information (such as recipe details) on any equipment being used in connection with the Joint Development Work to those individuals with proper permission.

11.2

A Party has the right to disclose Confidential Information of the other Party to (i) any sublicensee that is sublicensed under Section 7 and (ii) as necessary to exercise a Party’s license rights in Section 8 to manufacture STT-MRAM Devices at GLOBALFOUNDRIES, and for avoidance of doubt allow such recipients to further disclose such Confidential Information, in all cases solely to the extent necessary to exercise the rights granted in Section 7 and Section 8 subject to the terms and restrictions set forth therein. For clarity, such Party shall be responsible for any such third party’s breach of such terms and restrictions set forth in Section 7 and/or Section 8 and applicable confidentiality terms set forth in the following Section 11.3. The Party disclosing such Confidential Information to permitted third parties may replace the Provider’s markings with its own markings when reasonable under the circumstances (e.g., when using a watermark in connection with bundled materials), and not for the purpose of representing that the original source of such Confidential Information is the Party disclosing it.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

11.3

Disclosure of Confidential Information as allowed in Section 11.2 will not be made without a signed, written agreement between the disclosing and recipient parties. Such written agreement shall contain the following terms:

11.3.1

an obligation on the recipient to utilize the disclosed Confidential Information for the benefit of the discloser and in compliance with applicable restrictions set forth in Section 7 and/or Section 8; and

11.3.2

a requirement that such disclosures are subject to confidentiality terms and conditions that are no less restrictive than those non-disclosure related terms set forth herein, and at a minimum must have a confidentiality term that is no shorter than [*] years from the scheduled SOW termination date of the respective Statement of Work.

11.4

With respect to information that does not relate to the Joint Development Work and which is considered confidential by either Party, it is not the intention of any Party to disclose to or obtain from the other Party any such information. In particular, the Parties acknowledge that each has other development projects and relationships being conducted in their respective facilities, and the Parties shall take reasonable precautions to limit the disclosure and receipt of Information unrelated to the Joint Development Work. In the event that either Party obtains such information of the other Party that is designated as confidential and is not related with the Joint Development Work or which should from its nature be understood to be confidential and not related with the Joint Development Work, the Program Managers shall be informed, and any such information shall promptly be returned.

11.5

Using such measures as Recipient uses to protect the confidentiality of its own Confidential Information of like importance, but in no event using less than reasonable care, the Parties shall treat all Confidential Information as confidential and for a period of [*] years after disclosure shall not disclose Confidential Information to any third party, other than to its employees and/or Consultants on a need to know basis, except as otherwise expressly set forth herein, or as otherwise expressly authorized by Discloser in a writing that states the title of this Agreement and its Effective Date.

11.6

On termination of this Agreement and upon request of the terminating Party, all Confidential Information of the other Party in each Party’s possession or control will be destroyed or returned to the Party to whom such Confidential Information belongs.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

11.7

Subject to any patent rights, copyrights and trademark rights, the Parties agree that as a result of exposure to Confidential Information of the Provider, personnel of the Recipient may gain or enhance general knowledge, skills and experience related to the Confidential Information (“General Knowledge”). The subsequent internal use by these personnel of such General Knowledge as retained in their unaided memories, without reference to Confidential Information in written, electronic or other fixed form, shall not constitute a breach of the confidentiality obligation under this Section 11. A person’s memory is considered unaided if the employee has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.

11.8

In the event that either Party engages with a third party to develop MRAM technology, the engaging Party agrees, prior to and concurrently with such engagement, to implement, as commercially reasonable, access control measures (electronic and physical) to prevent unauthorized access to Background IP and Foreground IP, however, with respect to Foreground IP, only during the Exclusivity Period for such STT-MRAM Devices.

12. Termination

12.1	Termination for cause. Either Party will have the right to terminate this Agreement at any time if:
12.1.1

The other Party is in material breach of any warranty, term, condition or covenant of this Agreement and fails to cure that breach within sixty (60) days after receiving written notice of that breach and the other Party’s intention to terminate.

12.1.2	Such Party terminates the MA as a result of the other Party’s material breach of the MA (in accordance with and as such terms and conditions are defined in the MA).
12.1.3

The other Party becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors; provided that if such condition is assumed involuntarily it has not been dismissed with prejudice within ninety (90) days after it begins.

12.1.4

The other Party is purchased by a third party or otherwise experiences a change of control of more than fifty percent of its outstanding stock, except in connection with an authorized assignment or transfer as provided in Section 20, with such termination effective immediately.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

12.2

In the event that GLOBALFOUNDRIES no longer retains observer rights on the Everspin board of directors under the terms of the Equity Agreement and Everspin (i) becomes insolvent or (ii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; upon GLOBALFOUNDRIES request, Everspin shall submit documentation to GLOBALFOUNDRIES within ninety (90) days thereof detailing actions that Everspin will take to become solvent within the subsequent ninety (90) days. If Everspin does not provide such documentation then GLOBALFOUNDRIES shall have the right to terminate the Agreement.

12.3	Effect of Termination
12.3.1

Should either GLOBALFOUNDRIES or Everspin terminate this Agreement for cause per Section 12.1 or Section 12.2, the Party that terminates this Agreement will be released from all restrictions associated with the Exclusivity Period. Should GLOBALFOUNDRIES terminate this Agreement for cause per Section 12.1 or Section 12.2, GLOBALFOUNDRIES will remain obligated to pay royalties to Everspin as set forth in Section 17.1; provided, however, the percentage of the Royalty Amount owed shall be as follows based upon when the termination occurs:

Less than [*] from the Effective Date: [*]%

Within [*] from the Effective Date: [*]%

Within [*] of the Effective Date: [*]%

Within [*] from the Effective Date: [*]% plus a [*] proration of the remaining [*]% royalty.

In addition, Sections 2.4, 3.4, 3.7, 4, 6 through 9 (other than 7.6 and 8.2), and 12 through 17 (other than 13.2), 20, 21.4, and 21.8, will survive termination of this Agreement.

12.3.2

In the event that GLOBALFOUNDRIES is the Party that terminates this Agreement pursuant to Section 12.1, Everspin shall reimburse GLOBALFOUNDRIES solely for direct costs (i.e., [*], not already paid by Everspin) incurred by GLOBALFOUNDRIES that are [*] less the [*]. GLOBALFOUNDRIES shall provide Everspin with reasonable supporting documentation of such costs. Everspin’s obligation to reimburse GLOBALFOUNDRIES for such direct costs shall terminate in the event [*].

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

12.3.3

Should this Agreement expire by its natural term per Section 1.1, each Party will be released from all obligations and liabilities to the other occurring or arising after the date of such expiration, except that Sections 2.4, 3.4, 3.7, 4, 6 through 9 (other than 7.6 and 8.2), and 12 through 17 (other than 13.2), 20, 21.4, and 21.8 will survive expiration of this Agreement.

12.3.4	In the event of the termination or expiration of this Agreement for any reason, the confidentiality provisions of Section 11 (other than 11.4) shall survive and remain in full force and effect.

13. Warranties, Limitations of Liability, Indemnification

13.1

EXCEPT FOR BREACHES OF SECTION 11 AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, LOSS OF PROFIT, LOSS OF ANTICIPATED PROFIT, LOSS OF DATA OR OTHERWISE, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED, OR KNEW, OR SHOULD HAVE KNOWN OF, THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY, PROVIDED THAT NEITHER PARTY SHALL BE DEEMED TO HAVE ASSUMED THE RISK OF THE OTHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EXCEPT FOR BREACHES OF SECTION 11, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EITHER PARTY’S ENTIRE LIABILITY TO THE OTHER PARTY HEREUNDER SHALL NOT EXCEED A TOTAL OF [*]. THE LIMITATIONS ON LIABILITY FOR DAMAGES SET FORTH IN THIS AGREEMENT SHALL BE INAPPLICABLE TO EACH PARTY’S CONTRACTUAL OBLIGATION TO INDEMNIFY THE OTHER PARTY AS SET FORTH IN SECTIONS 13.4 AND 13.5 OF THIS AGREEMENT.

13.2

Each Party represents and warrants that it has full capacity, power and authority to enter into this Agreement, to carry out the transactions and to grant the licenses contemplated by this Agreement. For clarity, the foregoing shall not be interpreted as a representation and warranty of non-infringement.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

13.3

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY EXPRESS WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR USE OR PURPOSE REGARDING SUCH SUBJECT MATTER. To the extent that a Party may not, as a matter of applicable law, disclaim any implied warranty, the scope and duration of such warranty shall be the minimum permitted under such law.

13.4

Everspin will defend, indemnify and hold GLOBALFOUNDRIES and its Affiliates harmless against all reasonable defense costs and final judgments and settlements arising from any third party claims that STT-MRAM Devices utilizing the Design Information infringe any third party intellectual property rights to the extent such claims relate to GLOBALFOUNDRIES’ use of the Everspin Foreground IP and Everspin Background IP contained in the Design Information to make STT-MRAM Devices in accordance with the terms of this Agreement for its Customers; provided, however, (i) that the claim is not based on a modification of the IP core, Everspin Foreground IP or Everspin Background IP by anyone other than Everspin where the infringement would not have occurred but for such modification, or (ii) the combination of Everspin Foreground IP or Everspin Background IP with any device, component, program, data, material, apparatus, method or process that Everspin did not supply where the infringement would not have occurred but for such combination.

13.5

GLOBALFOUNDRIES will defend, indemnify and hold Everspin and its Affiliates harmless against all reasonable defense costs and final judgments and settlements arising from any third party claims against Everspin asserting contributory or induced infringement by Everspin based on GLOBALFOUNDRIES’ use of GLOBALFOUNDRIES Foreground IP or GLOBALFOUNDRIES Background IP used or contained in an STT-MRAM Device based on the Joint Development Work, which is sold and/or transferred by GLOBALFOUNDRIES to a third party; provided, however, that (i) the claim is not based on a modification of the GLOBALFOUNDRIES Foreground IP or GLOBALFOUNDRIES Background IP by anyone other than GLOBALFOUNDRIES where the infringement would not have occurred but for such modification, or (ii) the combination of GLOBALFOUNDRIES Foreground IP or GLOBALFOUNDRIES Background IP with any device, component, program, data, material, apparatus, method or process that GLOBALFOUNDRIES did not supply where the infringement would not have occurred but for such combination.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

13.6

The indemnifying Party’s (“Indemnitor”) indemnification obligations herein are subject to (i) the indemnified Party (“Indemnitee”) providing Indemnitor with prompt notification and tender of the applicable claim and (ii) Indemnitor having sole control of the defense and all related settlement negotiations for the claim, except that Indemnitor may not enter into any final settlement that would adversely affect Indemnitee’s interests (including without limitation any admission of liability or requirement of payment by Indemnitee) without Indemnitee’s prior written approval. Indemnitee shall provide reasonable cooperation, assistance and information with respect to the claim.

14. Force Majeure

Neither Party shall be liable to the other Party for failure or delay in the performance of any obligations hereunder due to causes reasonably beyond its control, including but not limited to, fire, flood, earthquakes, strikes, acts of God, government regulations, riots, actual or threatened terrorist acts, and insurrections. Upon the occurrence of such force majeure conditions, the affected Party shall notify the other Party thereof as soon as possible. Immediately after the cause is removed, the affected Party shall perform such obligation as affected by such force majeure conditions with all due speed.

15. Governing Law and Dispute Resolution

15.1	Governing Law. This Agreement will be governed by the laws of the State of New York without giving effect to its principles of conflicts of laws.
15.2

Attorneys’ Fees. In the event of any lawsuit or other proceeding to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and expenses.

15.3

Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held to be invalid under applicable law, either in whole or in part, the provision will be ineffective only to the extent of such invalidity, and the remaining provisions of this Agreement shall remain in full force and effect.

15.4

Waiver. The failure by either Party to enforce any of the terms and conditions of this Agreement shall not constitute a waiver of such Party’s right thereafter to enforce that or any other terms and conditions of this Agreement.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

15.5

Disputes. If the process outlined in Section 2.4 does not produce a resolution satisfactory to both Parties, such disputes, controversies or claims between the Parties, as well as any other disputes, controversies or claims arising out of or in connection with this Agreement (including its existence, validity or termination), shall be finally resolved by any remedy available at law. Nothing in this Agreement shall prevent either Party from reverting to a competent court to obtain injunctive relief if in such Party’s opinion, such injunctive relief is necessary to prevent irreparable, material harm.

16. Notices

16.1

All notices required or permitted to be given hereunder shall be in writing and shall be either delivered by hand or express courier or by facsimile transmission accompanied by original mailing on the next subsequent business day to the address and telephone number specified below in Section 16.2 or Section 16.3, respectively, (or to such changed address as may be specified from time to time by notice duly given). Notice shall be deemed to have been given upon receipt or, if given by fax, on the next business day following transmission.

16.2	If to GLOBALFOUNDRIES:

GLOBALFOUNDRIES Inc.

P.O. Box 309

Ugland House, Grand Cayman

KY1-1104

Cayman Islands

With a copy to the GLOBALFOUNDRIES Legal Department:

GLOBALFOUNDRIES Legal Dept.

2600 Great America Way

Santa Clara, CA 95054

Email : Legal.Notices@globalfoundries.com

Facsimile: (408) 462-4299

16.3	If to Everspin:

Everspin Technologies, Inc.

1347 N. Alma School Rd, Suite 220

Chandler, Arizona 85224

Email: phill.lopresti@everspin.com

Facsimile: (480) 347-1175

Sheet 25 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

With a copy, which shall not constitute notice, to:

Matthew Hemington

Cooley LLP

101 California, 5th Floor

San Francisco, CA 94111-5800

Email: HemingtonMB@cooley.com

17. Royalties, Record Keeping and Audit Rights

17.1

In the event GLOBALFOUNDRIES manufactures and sells or transfers wafers containing production qualified Embedded STT-MRAM Devices that utilize Design Information to Customers (“Royalty Wafer”), then pursuant to Section 17.4 GLOBALFOUNDRIES shall pay Everspin a royalty percentage of the net selling price, excluding all amounts for bump, packaging and test, for each Royalty Wafer as shown below (“Royalty Amount”).

17.1.1	For the first one thousand (1,000) Royalty Wafers sold or transferred to Customers, a royalty of [*]%.
17.1.2	For all Royalty Wafers sold or transferred to Customers during the [*] years following the period set forth in Section 17.1.1, a royalty of [*]%.
17.1.3	For all Royalty Wafers sold or transferred to Customers during the [*] years following the period set forth in Section 17.1.2, a royalty of [*]%.
17.1.4	For all Royalty Wafers sold or transferred to Customers during the [*] years following the period set forth in Section 17.1.3, a royalty of [*]%.

GLOBALFOUNDRIES’ obligation to pay any royalties to Everspin pursuant to this Agreement will terminate when the time period set forth in Section 17.1.4 has passed.

17.2

The Parties shall, in good faith, discuss lowering the royalty rates set forth in Section 17.1 for Royalty Wafers containing less than 1 Mbyte of Embedded STT-MRAM Devices per product provided the Royalty Wafers are based on memory macro designs of GLOBALFOUNDRIES or memory macro designs of a third party contracted by GLOBALFOUNDRIES.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

17.3

All volumes stated in this Agreement are calculated as number of Royalty Wafers sold or transferred by GLOBALFOUNDRIES to a Customer and do not include internal transfer of Royalty Wafers to GLOBALFOUNDRIES Affiliates, related GLOBALFOUNDRIES companies or development partners for development purposes.

17.4

Within thirty (30) days following (i) the end of the first calendar quarter in which Royalty Wafers are sold or transferred to Customers and (ii) each calendar quarter thereafter for which GLOBALFOUNDRIES has a royalty obligation pursuant to Section 17.1, GLOBALFOUNDRIES shall provide a written report to Everspin stating the cumulative royalties due as a result of Royalty Wafer sales to Customers in the previous calendar quarter (“Quarterly Report”). Upon receipt of the Quarterly Report, Everspin will issue an invoice for any Royalties due within thirty (30) calendar days of receiving the corresponding Quarterly Report. GLOBALFOUNDRIES shall pay Everspin the royalties due for each such quarter within fifteen (15) of receiving the Everspin invoice.

17.5

Everspin shall determine to what extent the royalties agreed upon under this Agreement are subject to any value added tax, sales tax, goods and services tax, business tax or similar taxes. To the extent that the royalties agreed upon under this Agreement are subject to any VAT, sales tax, goods and services tax, business taxes or similar taxes, and to the extent that Everspin is required by law to collect and remit such taxes to the responsible tax authorities, such taxes shall be paid by GLOBALFOUNDRIES or its respective Affiliate in addition to the agreed Royalty Amounts. Everspin is obliged to render proper invoices within the meaning of the applicable tax law. In the event any tax exemptions apply, GLOBALFOUNDRIES or its respective Affiliate shall provide Everspin with all legally required information, certificates or other documents in a timely manner. GLOBALFOUNDRIES or its respective Affiliate shall not be liable for any penalty or interest charges resulting from Everspin’s failure to collect such value added tax, sales tax, goods and services tax, business tax or similar taxes or from any incorrect invoicing by Everspin unless GLOBALFOUNDRIES or its respective Affiliate have not provided the legally required information, certificates or documents referred to above (as appropriate) in an accurate and timely manner to allow Everspin to determine to what extent such value added tax, sales tax, goods and services tax, business tax or similar taxes are applicable.

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Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

17.6

If payments made hereunder by GLOBALFOUNDRIES or its respective Affiliate are subject to deduction of any withholding taxes imposed by applicable laws, GLOBALFOUNDRIES or its respective Affiliate shall have the right to withhold from payments to Everspin any taxes that GLOBALFOUNDRIES or its respective Affiliate is required to withhold under such laws. GLOBALFOUNDRIES or its respective Affiliate shall provide Everspin with a certificate from the applicable tax authorities or other documentation reasonably required by Everspin to evidence such tax payment. In the event Everspin wishes to rely on a reduced withholding tax rate under applicable income tax treaty provisions by and between GLOBALFOUNDRIES or its respective Affiliate and Everspin’s respective legal country of domicile, Everspin is to furnish to GLOBALFOUNDRIES or its respective Affiliate at the start of each year, a proper exemption certificate in form and substance satisfactory to GLOBALFOUNDRIES or its respective Affiliate. The Parties agree to use commercially reasonable efforts to cooperate in order to reduce the tax burden on each party arising under this Agreement.

17.7

GLOBALFOUNDRIES shall keep records in sufficient detail to permit the determination of royalties payable to Everspin hereunder. Such records shall be kept for [*] years after the date of their creation.

17.8

To ensure compliance with the royalty and other payment obligations of this Agreement, during the term of this Agreement and for a period of [*] years thereafter, either Party shall have the right to conduct an audit of the relevant information of the other Party, by a mutually acceptable audit firm, for up to a twelve month payment period. Upon prior written request (at least sixty (60) days in advance) from the other Party, the audited Party will provide the audit firm access to relevant records and personnel during regular business hours for these purposes. In no event shall audits be made hereunder more frequently than once in every twelve (12) month period, unless an audit has revealed a material underpayment within the last twelve (12) months. The time period that is audited will not be subject to subsequent audits. The cost of such audit shall be borne by the auditing Party unless the audit reveals an underpayment of more than [*]% of the amount due and owing to the other Party in which case the cost of the audit, the underpayment and reasonable interest shall be borne by the Party being audited.

17.9

In the event, however, that a Party determines and objectively shows that STT-MRAM Devices for which compensation is due under the Agreement have been manufactured, but no royalty or license fee is paid thereon, and the failure to pay such royalty or license fee is not as a result of accounting or human error, but is due to a Party’s decision not to pay such royalties or license fee despite having knowledge that Design Information was utilized in the manufactured STT-MRAM Device, the interest rate due for such underpayment will double.

Sheet 28 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

17.10

Any payment required to be made under this Agreement will be made in U.S. dollars by bank transfer in accordance with instructions received from the other Party. Late payments will bear interest payable pro rata at the rate of [*] percent per annum.

18. Access to GLOBALFOUNDRIES Premises

18.1

While on GLOBALFOUNDRIES premises, Everspin shall ensure that its personnel and Consultants at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, and orders.

18.2

While on GLOBALFOUNDRIES premises, Everspin will comply with all applicable GLOBALFOUNDRIES environmental, health, safety, and security (including without limitation electronic information security) policies, procedures, and programs that have been communicated to Everspin including but not limited to attending and passing GLOBALFOUNDRIES’ EHS certification and clean room training as well as attending any refresher courses as needed. Everspin is responsible for ensuring that its personnel and Consultants understand and comply with all applicable GLOBALFOUNDRIES policies, procedures, and programs, including those in the current version of GLOBALFOUNDRIES environmental, health & safety handbook for contractors. When performing work on GLOBALFOUNDRIES premises, Everspin will cooperate with GLOBALFOUNDRIES so as to minimize any potential interference with GLOBALFOUNDRIES’ other activities, to protect the safety and health of GLOBALFOUNDRIES employees, agents, and visitors, and to safeguard GLOBALFOUNDRIES property. Any failure by Everspin personnel to comply with the requirements of Sections 18.1 and 18.2 may result in GLOBALFOUNDRIES denying the Everspin personnel access to GLOBALFOUNDRIES premises.

18.3	All GLOBALFOUNDRIES clean room access by Everspin’s personnel shall be at the sole discretion of GLOBALFOUNDRIES and at all times be under the escort and supervision of a GLOBALFOUNDRIES employee.

19. Access to Everspin Premises

19.1

While on Everspin premises GLOBALFOUNDRIES shall ensure that its personnel and its Consultants at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, and orders.

Sheet 29 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

19.2

While on Everspin premises, GLOBALFOUNDRIES and its Consultants will comply with all applicable Everspin environmental, health, safety, and security (including without limitation electronic information security) policies, procedures, and programs that have been communicated to GLOBALFOUNDRIES including but not limited to attending and passing Everspin EHS certification and clean room training as well as attending any refresher courses as needed. GLOBALFOUNDRIES is responsible for ensuring that its personnel understand and comply with all applicable Everspin policies, procedures, and programs, including those in the current version of Everspin’s environmental, health & safety handbook for contractors. When performing work on Everspin premises, GLOBALFOUNDRIES will cooperate with Everspin so as to minimize any potential interference with Everspin other activities, to protect the safety and health of Everspin employees, agents, and visitors, and to safeguard Everspin property. Any failure by GLOBALFOUNDRIES personnel to comply with the requirements of Sections 19.1 and 19.2 may result in Everspin denying the GLOBALFOUNDRIES personnel access to Everspin premises.

19.3	All Everspin clean room access by GLOBALFOUNDRIES personnel shall be at the sole discretion of Everspin and at all times be under the escort and supervision of an Everspin employee.

20. Assignment

20.1

Neither Party may assign or transfer the rights and/or obligations under the Projects without the express written consent of the other, provided, however, either Party may, without such consent, assign and transfer its rights and obligations under this Agreement to a third party (i) in connection with the transfer or sale of all or substantially all of its MRAM business to such third party or (ii) in the event of a merger or consolidation with, or acquisition by such third party; further, provided, that the third party in (i) and (ii) agrees, in writing, to be bound by the terms and conditions of the Agreement and acknowledges its obligations, in writing, to comply with the terms and conditions of this Agreement.

20.2	Any attempted assignment or delegation in contravention of the above provision shall be void and ineffective.

21. Miscellaneous Provisions

21.1	Nothing contained in this Agreement shall be construed as creating a partnership or joint venture by or between the Parties or constituting either Party the agent of the other.

Sheet 30 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

21.2

The Parties are independent contractors and neither Party is an employee, agent, servant, representative, partner, or joint venturer of the other. Neither Party has the right or ability to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other Party without the other Party’s prior written consent.

21.3

During the term of this Agreement, each Party agrees not to directly solicit for employment or otherwise recruit any employees of the other Party without the prior written consent of such other Party. In the event a Party hires an employee of the other Party who was performing Joint Development Work, the Parties will utilize the Steering Committee to address any issues related thereto, including, without limitation, impact on schedules and additional costs.

21.4

Subject to the restrictions and obligations described herein (including, without limitation, restrictions and obligations with respect to Foreground IP and Project Results), neither Party shall be under an obligation of exclusivity due to or as a result of engaging with the other Party in this Agreement, including with respect to: (i) engaging a third party regarding MRAM or MRAM technology, including, without limitation, engaging a third party (including, without limitation, a third party foundry) to design, develop and qualify MRAM products or design, develop and qualify fabrication lines for manufacture of MRAM, and/or (ii) licensing Intellectual Property to third parties including, without limitation, Intellectual Property relating to MRAM or MRAM technology.

21.5

This Agreement constitutes the Parties’ entire agreement with respect to the subject matter hereof, and all prior agreements or understandings between them concerning such subject matter shall not have any further force or effect.

21.6	This Agreement may be modified only by a writing signed by both Parties.
21.7	This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which taken together shall be deemed one and the same instrument.
21.8	Neither Party shall make any use of the other Party’s name, logo or trademark for any purpose without the prior written consent of the other Party.

Sheet 31 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

21.9

The Parties will mutually agree, which agreement shall not be unreasonably withheld, on a press release or public statement that both Parties will issue without unreasonable delay on or after the Effective Date; provided that either Party may issue such mutually agreeable press release or public statement at any time beginning forty-five (45) days after the Effective Date by providing the other Party no less than five (5) business days advance notice thereof. The Parties shall mutually agree, which agreement shall not be unreasonably withheld, in writing prior to releasing any other press release or other public statement relating to the subject matter of this Agreement. No other public release of information obtained from the other Party nor contributions from the other Party or results of the Joint Development Work, for example in a conference publication or technical journal, will be made without the prior written consent of both Parties.

21.10	No course of dealing or failure by either Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.
21.11	All persons furnished by a Party shall, while on the premises of the other Party, remain liable for all acts or omissions of its representatives.
21.12

All persons furnished by a Party shall be considered solely that Party’s employees and/or Consultants, and that Party shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions required by law.

Sheet 32 of 33

Joint Development Agreement	Everspin/GLOBALFOUNDRIES CONFIDENTIAL
Between Everspin and GLOBALFOUNDRIES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) indicated below. This Agreement shall have an effective date as defined in the first paragraph of the Agreement without regard to the final signature date of either Party.

GLOBALFOUNDRIES Inc.		Everspin Technologies, Inc.

By:	/s/ David Bennett	By:	/s/ Phill LoPresti

Name:	David Bennett	Name:	Phill LoPresti

Title:	VP Strategic Agreements	Title:	President & CEO

Date:	20-October-2014	Date:	10/20/2014

Sheet 33 of 33

[Exhibits omitted per SEC Rule]